Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (“Release”) is entered into between SUPERVALU INC., and all its past and present subsidiary, related, and affiliated companies; all its present or past officers, directors, and employees; and any person who acted on behalf of or on instructions of SUPERVALU INC. (collectively, the “Company”) and David L. Boehnen (“Employee”).
Employee and Company understand that all words used in this Release have their plain meanings in ordinary English. Employee and the Company agree as follows:
1.	Last Day Worked and Termination Date. Employee’s last day of work and retirement date shall be December 15, 2010 (“Termination Date”). Employee agrees this is a voluntary termination. Employee and the Company shall also enter into a Consulting Agreement (“Consulting Agreement”) providing for the provision of certain consulting services to the Company until December 14, 2011, or such earlier date on which services shall end (“Consulting Termination Date”).
2.	Separation Pay; Time and Form of Payment.
a.	The Company will provide to Employee the following payments and benefits:
i.	$558,850.00, representing one years’ base salary. This will be paid in a lump sum as soon as practicable after the last day of the rescission period specified in paragraph 12 below, assuming no rescission occurs.

ii.	$243,395.94, representing an average of the performance results under Employee’s annual bonus plan for the preceding completed three fiscal years. This will be paid in a lump sum as soon as practicable after the last day of the rescission period specified in paragraph 12 below, assuming no rescission occurs.

iii.	A lump sum of $19,709.33 to assist in the cost of COBRA or other medical insurance and medical benefits.

iv.	Outplacement services provided by a professional outplacement provider mutually acceptable to Employee and Company at a cost not to exceed $25,000, payable directly to the outplacement provider and not by reimbursement to Employee, subject to paragraph 2.c below.

v.	An amount to be determined representing payment of a prorated portion of the Company’s annual bonus plan for fiscal year 2011, if any. This will be paid at the same time other bonuses are paid under the annual bonus plan in which Employee was a participant and only paid if Employee would have otherwise qualified for a bonus under such plan. In computing the prorated amount to be paid pursuant to this paragraph, Employee’s service through the Termination Date shall be service to the Company during the Company’s current fiscal year.

vi.	An amount to be determined representing payment of a prorated award potential under the Company’s long term incentive plan for fiscal years 2010 - 2012, if any. This will be paid based on actual results after the end of fiscal year 2011. In computing the prorated amount to be paid pursuant to this paragraph, Employee’s service through the Termination Date shall be service to the Company during the Company’s current fiscal year.

b.	It is the intention of the parties to make the payments pursuant to paragraphs 2.1.i, 2.a.ii and 2.a.iii before December 31, 2010. In no event will payments pursuant to paragraphs 2.a.i, 2.a.ii, 2.a.iii, 2.a.v or 2.a.vi above be paid after the later of: (i) March 15 following the end of the calendar year in which the Termination Date, or if earlier, the Employee’s last day of work, occurs, or (ii) May 15 following the end of the Company’s fiscal year in which the Termination Date or, if earlier, the last day of work, occurs.

c.	Outplacement services shall be paid only if the expenses are incurred prior to December 31 of the second calendar year following the calendar year in which the Termination Date occurred. In no event will any reimbursement be made for such services later than December 31 of the third calendar year following the calendar year in which the Termination Date occurred.

d.	Required taxes will be withheld from payments under this Release, and appropriate tax documents will be issued reflecting amounts received pursuant to this Release. Separation pay is not eligible for contributions to the Company’s 401(k) plan, flexible spending account plan or any deferred compensation plan.
3.	Release. In exchange for the aforementioned payment and benefits, Employee agrees as follows:
a.	By this Release, Employee waives and releases any and all claims, actions, and causes of action which Employee has or may have against the Company arising from or related to Employee’s employment with and/or separation from the Company, whether or not Employee now knows of those claims, actions, and causes of action. This release includes, but is not limited to, any claims not excepted below that Employee may have for wages, commissions, penalties, vacation pay or other benefit; breach of contract; fraud or misrepresentation; the Family Medical Leave Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or other federal, state, or local civil rights laws or common laws, including the Minnesota Human Rights Act; defamation; infliction of emotional distress; breach of the covenant of good faith and fair dealing; negligence; wrongful termination of employment; and any attorney’s fees or other costs or expenses.

b.	Employee specifically waives any right to participate in the SUPERVALU Executive and Officer Severance Pay Plan.

c.	Nothing in this Release is intended to or does: (1) impose any condition, penalty, or other limitation affecting Employee’s right to challenge this Release; (2) constitute an unlawful release or waiver of any of Employee’s rights under any laws; (3) waive or release any claim or right that Employee has as a SUPERVALU shareholder, or as a participant in SUPERVALU Employment Stock Ownership Plan, 401(k) plan, pension plan, profit sharing plan, excess benefits plan, stock plan or any other vest benefits or rights that Employee has under any agreement with the Company or any other plan or program of the Company except as specifically noted in Paragraph 3(b) above; (4) waive or release any pending claim that Employee has for workers’ compensation benefits or pending or future claims for benefits under the Company’s health and welfare benefit plans or qualified retirement plans except as specifically noted herein; (5) waive or release any claim that arises after this Release is signed;

(6) waive or release Employee’s right to file an administrative charge with any local, state, or federal administrative agency with jurisdiction to receive and investigate Employee’s claims under applicable law, although Employee does waive and release Employee’s right to recover any monetary or other damages under such applicable law, including but not limited to compensatory damages, punitive damages, liquidated damages, or attorneys’ fees and costs; (7) prevent or interfere with Employee’s ability or right to provide truthful testimony, if under subpoena or court order to do so, or respond as otherwise provided by law; or (8) waive or release Employee’s rights to indemnification under the Consulting Agreement, the Company’s certificate of incorporation or by-laws and applicable law.
4.	Confidentiality. Employee acknowledges that Employee has received access to Confidential Information about the Company, that this Confidential Information was obtained or developed by the Company at great expense and is zealously guarded by the Company from unauthorized disclosure, and that Employee’s possession of this special knowledge is due solely to Employee’s employment with the Company. In recognition of the foregoing, Employee will not, at any time during or following termination of employment for any reason, disclose, use, or otherwise make available to any third party, any Confidential information relating to the Company’s business, products, services, customers, vendors, or suppliers; trade secrets, data, specifications, techniques; long and short term plans, existing and prospective client, vendor, supplier, and employee lists, contacts, and information; financial, personnel, and information system information and applications; and any other information concerning the business of the Company which is not disclosed to the general public or known in the industry, except with the express written consent of the Company. All Confidential Information, including all copies, notes regarding, and replications of such Confidential Information will remain the sole property of the Company, as applicable, and must be returned to the Company immediately upon termination of Employee’s employment. This provision supersedes and is in lieu of any similar provisions in any other agreement(s) between Employee and the Company, including but not limited to any confidentiality provisions under any stock plan, any option or restricted stock award agreement pursuant to any stock plan, and the excess benefits plan.
5.	Non-Solicitation of Customers, Vendors, or Suppliers. Employee specifically acknowledges that the Confidential Information described in paragraph 4 above includes confidential data pertaining to existing and prospective customers, vendors, and suppliers of the Company; that such data is a valuable and unique asset of the business of the Company, and that the success or failure of their businesses depends upon their ability to establish and maintain close and continuing personal contacts and working relationships with such existing and prospective customers, vendors, and suppliers and to develop proposals which are specific to such existing and prospective customers, vendors and suppliers. Therefore, Employee agrees that for twelve (12) months following the Consulting Termination Date, Employee will not (except on behalf of the Company, or with the Company’s express written consent) solicit, approach, contact or attempt to solicit, approach, or contact, either directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, any existing or prospective customers, vendors, or suppliers of the Company with whom Employee had contact or about whom Employee gained Confidential Information during Employee’s employment with the Company for the purpose of obtaining business or engaging in any commercial relationship that would be competitive with the “Business of the Company” (as defined herein) or cause such customer, supplier, or vendor to materially change or terminate its business or commercial relationship with the

Company. This provision supersedes and is in lieu of any similar provisions in any other agreement(s) between Employee and the Company, including but not limited to any non-solicitation provisions under any stock plan, any option or restricted stock award agreement pursuant to any stock plan, and the excess benefits plan. The provisions of this paragraph 5 shall terminate upon a “Change of Control” of the Company. For the purposes of this Agreement, a “Change of Control” shall have the same meaning and definition as in Paragraph 17d of the Change of Control Agreement executed by Employee on September 23, 2009.
6.	Non-Solicitation of Employees. Employee specifically acknowledges that the Confidential Information described above also includes confidential data pertaining to employees and agents of the Company, and Employee further agrees that for twelve (12) months following the Consulting Termination Date, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage, or induce any of the employees or agents of the Company to terminate their employment or agency with the Company. This provision supersedes and is in lieu of any similar provisions in any other agreement(s) between Employee and the Company, including but not limited to any non-solicitation provisions under any stock plan, any option or restricted stock award agreement pursuant to any stock plan, and the excess benefits plan. The provisions of this paragraph 6 shall terminate upon a Change of Control of the Company.
7.	Non-Competition. Employee covenants and agrees that for twelve (12) months following the Consulting Termination Date, Employee will not, in any geographic market in which Employee worked on behalf of the Company, or for which Employee had any sales, marketing, operational, logistical, or other management or oversight responsibility, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant, partner, or in any other capacity, a business competitive with the Business of the Company. The provisions of this paragraph 7 shall terminate upon a Change of Control of the Company.
i.	The “Business of the Company” shall mean any business or activity involved in grocery retailing and supply chain logistics (excluding the provision of legal services), including but not limited to grocery distribution, business-to-business portal, retail support services, and third-party logistics, of the type provided by the Company, or presented in concept to Employee by the Company at any time during Employee’s employment with the Company.

ii.	To “engage or carry on” shall mean to have ownership in such business (excluding ownership of up to 1% of the outstanding shares of a publicly-traded company) or to consult, work in, direct, or have responsibility for any area of such business, including but not limited to operations, logistics, sales, marketing, finance, recruiting, sourcing, purchasing, information technology, or customer service.
This provision supersedes and is in lieu of any similar provisions in any other agreement(s) between Employee and the Company, including but not limited to any non-competition provisions under any stock plan, any option or restricted stock award agreement pursuant to any stock plan, and the excess benefits plan.

8.	Remedies for Breach. Any breach of the covenants in paragraphs 4, 5, 6, or 7 will likely cause irreparable harm to the Company for which money damages could not reasonably or adequately compensate the Company. Accordingly, the Company shall be entitled to all forms of injunctive relief (whether temporary, emergency, preliminary, prospective, or permanent) to enforce such covenants. In addition to damages and other available remedies, Employee consents to the issuance of such an injunction without the necessity of the Company posting a bond, or if a court requires a bond to be posted, with a bond of no greater than $500 in principal amount.
9.	Advice of Counsel. Employee has carefully read and understands all the provisions of this Release and understands that important rights are being released. Employee acknowledges that the Company has advised Employee to consult with counsel before signing this Release.
10.	Agreement to Defend. Employee agrees to cooperate with the Company in regard to any litigation, administrative, governmental, or other judicial proceeding, inquiry, or investigation involving the Company and concerning any matters Employee had knowledge of or information relating to during Employee’s employment. The Company shall reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in connection with such undertakings, and shall compensate Employee for time involved at an hourly rate based on Employee’s final base salary at time of termination.
11.	Terms of Release Confidential. The terms of this Agreement shall remain strictly confidential between the Employee and Company. Employee may disclose the terms to Employee’s attorney, tax advisor and spouse/domestic partner, but the terms otherwise shall not be disclosed to third persons unless required by law. Employee acknowledges that the terms of this Agreement, including the Agreement itself, may need to be disclosed as part of the Company’s securities filing obligations.
12.	Periods for Consideration and Rescission.
a.	Employee has 21 days from the day Employee receives this Release to consider whether its terms are acceptable and whether to sign it. Employee further understands that while Employee may sign this Release before the 21-day period has ended, if Employee does so, Employee is waiving and releasing any rights to the full 21-day period.

b.	Employee has the right to rescind or cancel this Release within fifteen (15) days of signing it. To be effective, the rescission must be in writing and delivered to the Company by hand or mail within the 15-day period. If delivered by mail, the rescission must be (1) postmarked within the 15-day period; (2) properly addressed to Dave Pylipow, sent by certified mail return receipt requested. If delivered by hand, the rescission must be delivered to Dave Pylipow, 11840 Valley View Road, Eden Prairie, Minnesota 55344. If Employee rescinds this Release, Company will have no obligation to make the payments described above. The Effective Date of this Release shall be the sixteenth (16th) day following the date on which the Release is executed by Employee, provided the Release has not been rescinded as described in this Paragraph.

c.	Notwithstanding anything to the contrary herein, the last day of the rescission period will not be later than March 1 of the year following the calendar year in which the Termination Date or, if earlier, the last day of work occurs.
13.	Arbitration. Employee and Company agree that any controversy, claim, or dispute arising out of or relating to the Plan or the alleged breach of any of the terms of this Release, or arising out of or relating to Employee’s employment with the Company or the termination of such relationship, shall be resolved by final and binding arbitration under the Employment Dispute Resolution rules and auspices of the American Arbitration Association, or other neutral arbitrator and rules as mutually agreed to by Employee and the Company. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq., and judgment upon the award rendered by the arbitrator may be entered in any court that has jurisdiction. The place of arbitration shall be Minneapolis, Minnesota, or other location mutually agreed to by Employee and the Company. The arbitrator shall apply the law as established by decisions of the applicable federal and state courts in deciding the merits of claims and defenses. The arbitrator is required to state, in writing, the reasoning on which the award rests. Notwithstanding the foregoing, this paragraph 15 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including claims by the Company relating to Employee’s alleged breach of any of the covenants set forth in paragraphs 4, 5, 6 or 7; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this paragraph 15.
14.	Entire Agreement. This Agreement is the entire agreement between Employee and the Company concerning Employee’s employment and the termination of Employee’s employment. It is Employee’s intent to be legally bound by the terms of the Agreement. No amendments, modifications or waivers of this Release shall be binding unless made in writing and signed by both Employee and the Company.
15.	Severability. Employee and the Company agree that if any part, term, or provision of this Release should be held to be unenforceable, invalid, or illegal under any applicable law or rule, the offending term or provision shall be applied to the fullest extent enforceable, valid, or lawful under such law or rule, or, if that is not possible, the offending term of provision shall be struck and the remaining provisions of this Release shall not be affected or impaired in any way.
16.	Governing Law. This Release will be governed by the laws of the state of Minnesota.
17.	Vacation Pay. The Company shall pay Employee any accrued and unused vacation as of the Termination Date in a lump sum per the Company’s normal payroll practices following Employee’s Termination Date.
18.	Stock Options and Restricted Stock Grants. The Company confirms that, pursuant to the provisions of the Company’s 1993, 2002 and 2007 Stock Plans, the termination of Employee’s employment will be treated as a “retirement” for the purposes of such plans and that, as a consequence, all unvested stock options and all unvested restricted stock grants of Employee shall vest in full on the Termination Date to the extent not already vested and the stock options shall be exercisable for the balance to the remaining term of the respective stock option agreement, i.e. until the expiration date stated in the respective option.

19.	Indemnification and Insurance. Employee shall continue to be indemnified for Employee’s actions taken while employed by the Company under the Company’s certificate of incorporation and by-laws as in effect on the date hereof and applicable law, and Employee shall continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time for actions taken while employed with the Company, each subject to the requirements of the General Business Corporation Law of the State of Delaware.
20.	Eligibility for Retiree Medical. Provided that Employee makes the required elections within thirty (30) days of the Termination Date, Employee shall be eligible for the Company’s retiree medical coverage. The Company has separately provided Employee with the details of such retiree medical coverage.
21.	Post-Retirement Death Benefit Coverage. Upon the Termination Date, Employee shall receive the post-retirement death benefit coverage of $782,390.00 that shall be paid to Employee’s beneficiary upon the death of Employee. The Company has separately provided Employee with the details of such death benefit coverage.
22.	Benefits Calculations and 409A. The Company has separately provided Employee with its best estimates of the Employee’s benefits under the Company qualified retirement plan based on different pay-out options, the amounts payable to Employee under the Company’s excess benefits plan and when such amounts will be paid, and the amounts payable to Employee under the Company’s Executive Deferred Compensation Plan and when such amounts will be paid. Notwithstanding anything else contained herein, to the extent required in order to comply with Section 409A of the Code, cash amounts that would otherwise be payable under any Company plan during the period from the Separation in Service Date (as that term in defined in the applicable plan) through the date prior to the six-month anniversary of the Separation in Service Date shall instead be paid as soon as reasonably practicable immediately following such six-month anniversary, in accordance with all plan requirements.
[Signatures appear on the following page.]

IN WITNESS WHEREOF, Employee hereby executes this Release.

Dated:

David Boehnen

Dated:	SUPERVALU INC.

By:

Its:

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